Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2021, except for note 14(c) as to which the date is April 19, 2021, in the Registration Statement (Form S-1) and related Prospectus of Impel NeuroPharma, Inc. dated September 7, 2021.

/s/ Ernst & Young LLP

Seattle, Washington

September 7, 2021